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                                                                      EXHIBIT 99

OMAHA, Neb. --May 21, 2003--Northern Border Partners, L.P. (NYSE:NBP) announced that it has agreed to sell a public offering of 2,250,000 common units under a shelf registration at a public offering price of $40.50 per unit. The offering will generate approximately $87 million in net proceeds to the Partnership.

The offering, launched on May 19, 2003, is being managed by Citigroup and UBS Warburg and is scheduled to close on May 23, 2003. The net proceeds from the offering will be used to repay debt outstanding under a revolving credit facility that was incurred to finance the acquisition of Viking Gas Transmission Company in January 2003.

Northern Border Partners has also granted the underwriters the option to purchase an additional 337,500 common units to cover over-allotments under the same terms and conditions.

Copies of the final prospectus relating to this offering may be obtained from Citigroup at 388 Greenwich Street, New York, N.Y. 10013.

Northern Border Partners, L.P. owns a 70 percent general partner interest in Northern Border Pipeline Company. Additionally, the Partnership owns Midwestern Gas Transmission Company; Viking Gas Transmission Company and a one-third interest in Guardian Pipeline LLC; has gathering systems and processing plants in the Powder River, Wind River and Williston Basins in the United States; owns and operates processing plants and gathering pipelines in Alberta, Canada; and transports coal-water slurry via a pipeline in the southwestern U.S. Northern Border Partners' information may be found at http://www.northernborderpartners.com/.

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Contact:
     Northern Border Partners, L.P., Omaha
     Media Contact:
     Beth Jensen, 402/492-3400
     or
     Investor Contact:
     Ellen Konsdorf, 402/492-7500


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Source: Northern Border Partners, L.P.